P R O S P E C T U S

ALON USA ENERGY, INC.

2016 FAIR MARKET VALUE STOCK PURCHASE PLAN
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COMMON STOCK

Par Value $0.01 Per Share
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This Prospectus, as amended and restated, relates to shares of common stock, par value $0.01 per share (the “Common Stock”), of Alon USA Energy, Inc., a Delaware corporation (the “Company”), that may be purchased by employees, directors and other service providers of the Company, or any of its subsidiaries, pursuant to the Alon USA Energy, Inc. 2016 Fair Market Value Stock Purchase Plan (the “Plan”). For all purposes of the Plan, this Prospectus constitutes the Plan document.
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THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
CRIMINAL OFFENSE.

THIS PROSPECTUS MAY NOT BE USED BY ANY PERSON IN CONNECTION WITH ANY
RESALES OF THE COMMON STOCK ACQUIRED UNDER THE PLAN.
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THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING SECURITIES
THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.
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The date of this Prospectus is November 17, 2016.

TABLE OF CONTENTS

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No person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy in any jurisdiction in which or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder will under any circumstances imply that information contained in this Prospectus is correct at any time subsequent to the date of this Prospectus.

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THE COMPANY
We are an independent refiner and marketer of petroleum products, operating primarily in the South Central, Southwestern and Western regions of the United States. We own 100% of the general partner and 81.6% of the limited partner interests in Alon USA Partners, LP (NYSE: ALDW), which owns a crude oil refinery in Big Spring, Texas, with a crude oil throughput capacity of 73,000 barrels per day and an integrated wholesale marketing business. In addition, we directly own a crude oil refinery in Krotz Springs, Louisiana, with a crude oil throughput capacity of 74,000 bpd. We also own crude oil refineries in California, which have not processed crude oil since 2012. We own a majority interest in a renewable fuels project in California, with a throughput capacity of 2,500 barrels per day. We are a leading marketer of asphalt, which we distribute primarily through asphalt terminals located predominately in the Southwestern and Western United States. We are the largest 7-Eleven licensee in the United States and operate approximately 300 convenience stores which also market motor fuels in Central and West Texas and New Mexico. The Company’s principal executive offices are located at 12700 Park Central Drive, Suite 1600, Dallas, Texas 75251, and the Company’s telephone number is (972) 367-3600. The Company’s website can be found at www.alonusa.com. Information on the website should not be construed to be part of this prospectus.
DESCRIPTION OF THE 2016 FAIR MARKET VALUE STOCK PURCHASE PLAN
General
The Plan is named the “Alon USA Energy, Inc. 2016 Fair Market Value Stock Purchase Plan” and was adopted by the board of directors of the Company effective as of November 17, 2016 (the “Effective Date”).
The purpose of the Plan is to promote the interests of the Company, as well as employees, directors and other service providers by providing such individuals with the opportunity to conveniently purchase Common Stock. The Plan allows eligible employees, directors, and other service providers to purchase from the Company shares of Common Stock that have been purchased by the Company on the open market or that have been newly issued by the Company. In particular, individuals who have been granted restricted stock units pursuant to the Alon USA Energy, Inc. Second Amended and Restated 2005 Incentive Compensation Plan (the “2005 Plan”) that may be settled in cash may use their cash settlement to purchase shares of Common Stock which will be issued under the Plan. See “— Securities To Be Offered.”
The Plan is not intended to qualify under the provisions of Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”). The Plan is also not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).
Administration of the Plan
The board of directors of the Company (the “Board”) has appointed a committee comprised of Board members (the “Committee”) to administer the Plan pursuant to the Plan’s terms and all applicable state, federal, and other rules or laws, except in the event the Board chooses to administer the Plan. Unless otherwise limited by the Plan or Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Committee has broad discretion to administer the Plan, interpret its provisions, and adopt policies for implementing the Plan. This discretion includes the power to determine the class of “Eligible Persons” under the Plan, determine the terms under which Eligible Persons may purchase Common Stock under the Plan, prescribe and interpret the terms and provisions of any individual agreement between the Company and Eligible Persons that govern the purchase of the Common Stock (the terms of which may vary), and to execute all other responsibilities permitted or required under the Plan.
Persons Who May Participate in the Plan
An Eligible Person shall be either: (a) a holder of a restricted stock unit granted pursuant to the 2005 Plan that provides for settlement in cash, or (b) any employee, director, or consultant of the Company or an affiliate thereof designated by the Committee as an Eligible Person.

An Eligible Person will be eligible to purchase Common Stock solely pursuant to the Plan terms, and will be subject to any limitations imposed by an appropriate action of the Committee.
Securities to be Offered
Shares Subject to the Plan. The maximum aggregate number of shares of Common Stock that may be purchased pursuant to the Plan will not exceed 500,000 shares. The Common Stock sold pursuant to the Plan may be newly issued shares, shares held by the Company in treasury, shares which have been acquired by the Company in the open market, or any combination of the foregoing. There are no fees, commissions or other charges applicable to a purchase of Common Stock under the Plan.
Purchase of Common Stock
With Respect to Restricted Stock Units. An Eligible Person who desires to purchase Common Stock with cash received upon the settlement of restricted stock units granted pursuant to the 2005 Plan may do so by notifying the Company on or prior to the date of vesting of the restricted stock units pursuant to reasonable procedures established by the Company following approval of such purchase by the Committee (which may occur in connection with the approval of the grant of the restricted stock units).
The Company will use all or a portion of the cash payable to the Eligible Person upon settlement of the restricted stock units (the “Purchase Consideration”) to purchase Common Stock on behalf of the Eligible Person. The Purchase Consideration will equal the fair market value of the Common Stock on the vesting date multiplied by the number of shares subject to the restricted stock units the Eligible Person desires to use to purchase the Common Stock, less any applicable statutory income tax withholding and employment taxes relating to the vesting and settlement of such restricted stock units. The Company will use the Purchase Consideration to acquire as many whole shares of Common Stock as the Purchase Consideration will purchase at the fair market value of Common Stock on the vesting date. No fraction of a share of Common Stock may be purchased pursuant to the Plan, and any portion of the Purchase Consideration that remains after the whole shares of Common Stock have been acquired will be paid to the Eligible Person in cash.
Other Cash Purchases. The Committee may also allow an Eligible Person to purchase the Common Stock upon the delivery of notice to the Company, pursuant to reasonable procedures established by the Company, along with cash (including the cash proceeds of restricted stock units or the settlement of a bonus or other cash payment) or such other consideration approved by the Committee. Any such purchase will be made at the fair market value of Common Stock on the date specified in such notice (which may be no earlier than the date such notice is received by the Company), provided the notice was timely received by the Company. In the event the notice is not timely received, the purchase will occur on the first business day following the Company’s receipt of the notice.
Other Provisions
Fair Market Value. The fair market value of the Common Stock will be the value equal to the closing price of a share of Common Stock on any national or foreign securities exchange or over-the-counter market, if applicable, for the date of determination, or, if no trade is reported for that date, the closing sales price quoted on such exchange for the most recent trade prior to the determination date. In the event that shares of Common Stock are not listed or admitted to trading on any exchange, over-the-counter market or any similar organization as of the determination date, the fair market value shall be determined by the Committee in good faith using fair application of a reasonable valuation methodology that takes into account all available information material to the value of the Company.
Amendment and Termination. The Board may at any time and from time to time amend, alter, suspend, discontinue or terminate the Plan or the Committee’s authority under the Plan.

APPLICATION OF SECTION 16(b) OF THE EXCHANGE ACT
Section 16(b) of the Exchange Act imposes liability on officers and directors of the Company and beneficial owners of 10% or more of a class of equity securities of the Company with respect to any profit realized on a purchase and sale, or sale and purchase, of any equity security (including derivative securities such as Options and SARs) of the Company within a period of less than six months. The liability is owed to the Company and may be enforced by the Company and any Company stockholder suing derivatively for the Company’s benefit. The Plan is intended to comply with Rule 16b-3 under the Exchange Act, which, together with Rule 16b-6, exempts certain transactions under the Plan from the short-swing liability provisions of Section 16(b) of the Exchange Act. You should consult with the Company or legal counsel before determining for yourself whether a transaction you are considering is exempt from short-swing liability or whether the Plan has in fact been administered in compliance with Rule 16b-3.
OTHER RESTRICTIONS ON RESALE
Subject to the limitations of Section 16(b) of the Exchange Act, shares of Common Stock acquired by an officer or director of the Company pursuant to the Plan may be sold by such officer or director only in accordance with the provisions of Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to an effective registration statement under the Securities Act, or in transactions that are exempt from registration under the Securities Act. Under Rule 144, an officer or director may sell Common Stock if the sale meets certain conditions. In general, under Rule 144 an officer or director may sell within any three-month period a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of Common Stock or the average weekly trading volume of Common Stock reported during the four calendar weeks immediately preceding the sale. In addition to other conditions, the shares of Common Stock must also be sold in unsolicited “brokers’ transactions” within the meaning of Rule 144 and Section 4(4) of the Securities Act, directly with a “market maker” within the meaning of Rule 144 and Section 3(a)(38) of the Exchange Act, or in “riskless principal transactions” within the meaning of Rule 144, and in certain circumstances the seller must file a notice of sale with the Securities and Exchange Commission (the “SEC”). You should consult with the Company or legal counsel before determining for yourself whether a transaction you are considering complies with the conditions specified in Rule 144 or otherwise satisfies an exemption under the Securities Act.
FEDERAL TAX CONSEQUENCES
The following discussion is for general information only and is intended to summarize briefly the U.S. federal tax consequences to Eligible Persons arising from participation in the Plan. This description is based on current law, which is subject to change (possibly retroactively). The tax treatment of an Eligible Person in the Plan may vary depending on his particular situation and may, therefore, be subject to special rules not discussed below. No attempt has been made to discuss any potential foreign, state, or local tax consequences. The description below concerning the taxation of restricted stock units and the Company’s corresponding deduction are provided as additional information to Eligible Persons, although those tax implications are consequences of participation in the 2005 Plan rather than the Plan. You should consult with your tax advisor concerning the specific tax consequences of participating in the Plan.
Settlement of Restricted Stock Units under the 2005 Plan or Cash Bonuses. In general, an Eligible Person will recognize ordinary compensation income as a result of the cash settlement of a restricted stock unit or any cash bonus paid to an Eligible Person used to purchase the Common Stock under the Plan. The amount of such ordinary income will be equal to the cash received with respect to the restricted stock unit or bonus, including amounts withheld by the Company to satisfy its tax withholding obligations. The Eligible Person may be subject to withholding for federal, and generally for state and local, income taxes at the time he or she recognizes income pursuant to the settlement of the restricted stock unit.
Subject to the discussion below, the Company (or a subsidiary) will be entitled to a deduction for federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by an Eligible Person under the foregoing discussion.

Tax Code Limitations on Deductibility. In order for the amounts described above to be deductible by the Company (or a subsidiary), such amounts must constitute reasonable compensation for services rendered or to be rendered and must be ordinary and necessary business expenses. The ability of the Company (or a subsidiary) to obtain a deduction for future payments under the 2005 Plan could also be limited by the golden parachute payment rules of Section 280G of the Code, which prevent the deductibility of certain excess parachute payments made in connection with a change in control of an employer-corporation.
Finally, the ability of the Company (or a subsidiary) to obtain a deduction for amounts paid under the 2005 Plan could be limited by Section 162(m) of the Code, which limits the deductibility, for federal income tax purposes, of compensation paid to certain executive officers of a publicly traded corporation to $1 million with respect to any such officer during any taxable year of the corporation.
Purchase of Common Stock. Because the Plan merely provides a convenient opportunity for Eligible Persons to purchase Common Stock at its fair market value, the initial purchase of Common Stock should not create a taxable event for the Eligible Person. The Eligible Person will be subject to either short-term or long-term capital gain/loss upon the later sale or disposition of the Common Stock, depending upon the time period the Eligible Person was the holder of the Common Stock.
AVAILABLE INFORMATION
The Company is subject to the information requirements of the Exchange Act and in accordance therewith files reports, proxy statements, and other information with the SEC, which can be inspected and copied at prescribed rates at the public reference facilities maintained by the SEC at Room 1580, 100 F Street, N.E., Washington, D.C. 20549. These reports, proxy statements and other information may also be obtained without charge from the web site that the SEC maintains at http://www.sec.gov.
This Prospectus constitutes a part of a Registration Statement on Form S-8 (together with all amendments thereto, the “Registration Statement”) that the Company has filed with the SEC under the Securities Act. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement and to the exhibits thereto. Statements contained herein concerning the provisions of certain documents are not necessarily complete, and in each instance, reference is made to the copy of the document filed as an exhibit to the Registration Statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by that reference.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the following documents have been filed by the Company with the SEC and are incorporated by reference into this Prospectus, and will be deemed to be a part hereof:

(a)	The Company’s Annual Report on Form 10-K for the year ending December 31, 2015, filed with the SEC on February 26, 2016.

(b)
The Company’s Quarterly Reports on Form 10-Q for the quarters ending March 31, 2016, filed with the SEC on May 9, 2016; June 30, 2016, filed with the SEC on August 2, 2016; and September 30, 2016, filed with the SEC on October 31, 2016.

(e)
The Company’s Current Reports on Form 8-K filed with the SEC on February 4, 2016; April 21, 2016; May 5, 2016 (excluding any information furnished pursuant to Item 2.02 and Item 9.01 of such Current Report on Form 8-K); June 3, 2016; July 19, 2016; and October 17, 2016.

(f)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the registration document referred to in (a) above

(g)	The description of the Company’s common stock contained in the Company’s Registration Statement on Form 8-A, filed with the SEC on July 12, 2005.
Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereby will be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained herein or any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein or in any Prospectus Supplement modifies or supersedes such statement. Any statement so modified or superseded will not be deemed to constitute a part of this Prospectus, except as so modified or superseded.
The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of any person, a copy of any or all of the documents referred to above that have been or may be incorporated by reference into this Prospectus, other than exhibits to the documents (unless the exhibits are specifically incorporated by reference into the documents). Written or telephone request for the copies should be directed to Corporate Secretary, Alon USA Energy, Inc., 12700 Park Central Drive, Suite 1600, Dallas, Texas 75251 (Telephone: (972) 367-3600).